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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                                iGate Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45169U105
                        --------------------------------
                                 (CUSIP Number)

                                 August 31, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages
SEC 1745 (2/92)
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-------------------                                           ------------------
CUSIP No. 45169U105                    13G                    Page 2 of 10 Pages
-------------------                                           ------------------

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1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Liberty Wanger Asset Management, L.P. 36-3820584
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                  Not Applicable                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF       5        SOLE VOTING POWER

    SHARES                          None
                  --------------------------------------------------------------
 BENEFICIALLY     6        SHARED VOTING POWER

   OWNED BY                         5,241,000
                  --------------------------------------------------------------
     EACH         7        SOLE DISPOSITIVE POWER

  REPORTING                         None
                  --------------------------------------------------------------
 PERSON WITH      8        SHARED DISPOSITIVE POWER

                                    5,241,000
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,241,000

--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)

                  Not Applicable                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  10.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IA
--------------------------------------------------------------------------------
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CUSIP No. 45169U105                    13G                    Page 3 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                  Not Applicable                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF       5        SOLE VOTING POWER

    SHARES                          None
                  --------------------------------------------------------------
 BENEFICIALLY     6        SHARED VOTING POWER

   OWNED BY                         5,241,000
                  --------------------------------------------------------------
     EACH         7        SOLE DISPOSITIVE POWER

  REPORTING                         None
                  --------------------------------------------------------------
 PERSON WITH      8        SHARED DISPOSITIVE POWER

                                    5,241,000
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,241,000

--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)

                  Not Applicable                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  10.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  CO
--------------------------------------------------------------------------------
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CUSIP No. 45169U105                    13G                    Page 4 of 10 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Liberty Acorn Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                  Not Applicable                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
--------------------------------------------------------------------------------
  NUMBER OF       5        SOLE VOTING POWER

    SHARES                          None
                  --------------------------------------------------------------
 BENEFICIALLY     6        SHARED VOTING POWER

   OWNED BY                         4,446,000
                  --------------------------------------------------------------
     EACH         7        SOLE DISPOSITIVE POWER

  REPORTING                         None
                  --------------------------------------------------------------
 PERSON WITH      8        SHARED DISPOSITIVE POWER

                                    4,446,000
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,446,000

--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)

                  Not Applicable                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  8.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IV
--------------------------------------------------------------------------------
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Item 1(a)         Name of Issuer:

                        iGate Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                        1000 Commerce Drive
                        Suite 500
                        Pittsburgh, PA 15275


Item 2(a)         Name of Person Filing:

                        Liberty Wanger Asset Management, L.P. ("WAM")
                        WAM Acquisition GP, Inc., the general partner of WAM
                         ("WAM GP")
                        Liberty Acorn Trust ("Acorn")

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                        WAM, WAM GP and Acorn are all located at:

                        227 West Monroe Street, Suite 3000
                        Chicago, Illinois 60606

Item 2(c)         Citizenship:

                        WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)         Title of Class of Securities:

                        Common Stock

Item 2(e)         CUSIP Number:

                        45169U105

Item 3            Type of Person:

                        (d)      Acorn is an investment company registered under
                                 section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                        (e)      WAM is an investment adviser in accordance with
                                 section 240.13d-1(b)(1)(ii)(E); WAM GP is the General Partner of the investment adviser.


                               Page 5 of 10 pages
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Item 4            Ownership (at August 31, 2003):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                 5,241,000

                        (b)      Percent of class:

                                 10.2% (based on 51,621,797 shares outstanding as of July 31, 2003).

                        (c)      Number of shares as to which such person has:

                                      (i)    sole power to vote or to direct the
                                             vote: none

                                     (ii)    shared power to vote or to direct
                                             the vote: 5,241,000

                                    (iii)    sole power to dispose or to direct
                                             the disposition of: none

                                     (iv)    shared power to dispose or to
                                             direct disposition of: 5,241,000


Item 5            Ownership of Five Percent or Less of a Class:

                        Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                        The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                        Not Applicable

Item 8            Identification and Classification of Members of the Group:

                        Not Applicable

Item 9            Notice of Dissolution of Group:

                        Not Applicable


                               Page 6 of 10 pages
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Item 10           Certification:

                        By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 11, 2003


                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                        By:  /s/ Bruce H. Lauer
                                             ---------------------------------
                                                 Bruce H. Lauer
                                                 Senior Vice President and
                                                 Secretary

                  The undersigned business trust, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        LIBERTY ACORN TRUST



                                        By:  /s/ Bruce H. Lauer
                                             ---------------------------------
                                                 Bruce H. Lauer
                                                 Vice President, Treasurer
                                                 and Secretary


                               Page 8 of 10 pages
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                                  EXHIBIT INDEX

Exhibit 1 Joint Filing Agreement dated as of September 11, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust


                               Page 9 of 10 pages